UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

INHIBRX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CONFIDENTIAL

General details about the Transaction

Q1: What is happening?

A1: [Serval] is purchasing the INBRX-101 program (the “101 program”). Immediately prior to that purchase, our company will spin off all of the other parts of our current business and create a new company, Inhibrx Biosciences, Inc. (“New Inhibrx”), which will be owned by our same current shareholders (the “Spin-Off”). New Inhibrx will continue to operate similarly as before, focused on our clinical programs and pipeline, with the exclusion of the 101 program. After the Spin-Off, original Inhibrx, which will only contain the 101 program, will be acquired by [Serval] via a merger (the “Transaction”).

Q2: What is the anticipated timeline for the Transaction?

A2: Now that we have signed an agreement with [Serval] to sell the 101 program, there are a number of processes to complete before the Transaction can be officially consummated (the “Closing”). Subject to certain pre-closing conditions to the Transaction being satisfied, we are anticipating the Transaction will close during the second quarter of 2024.

Q3: What will be Inhibrx’s responsibility related to the 101 program before the Transaction closes?

A3. For the next few months, until the Closing, we should expect business as usual. We will continue to execute on the 101 program internally and with our CRO. [Serval] may engage with our teams on a limited basis as they plan for integration, but the 101 program will be Inhibrx’s responsibility until the Closing.

Q4: What will be New Inhibrx’s responsibility related to the 101 program after the Transaction closes?

A4. We are still finalizing the details with [Serval] to determine what type of transition services will be needed from New Inhibrx and our employees, and for how long after the Closing. We will provide more details to each specific team as we reach an agreement with [Serval]. Most employees will not participate in the transition services provided by New Inhibrx.

Q5: Will we be updated by managers and leadership as the Spin-Off and Closing approach?

A5: We will provide updates to Inhibrx employees as we have pertinent information to share. Additional meetings with managers and leadership will be scheduled as needed as new information becomes available.

Employment, Compensation and Benefits

 Q6: What happens to my job?

A6: At this time, we do not expect there to be a significant impact on employment. We will update you as soon as we have more information on timelines, processes, and impact.

Q7: Does this affect the payment of my bonus for 2023?

A7: This will not impact the payment of bonuses for 2023 performance. We still plan to pay those in February or March 2024, consistent with prior years, and in accordance with the terms of the bonus plan.

Q8: Which Company will provide my employee benefits after the Closing? What will they be?

A8: We do not anticipate any change in benefits except that upon the Closing, the benefits will be provided by New Inhibrx. The Company will work out the logistics, and it should be seamless from an employee perspective.

Q9: What happens if I decide to leave the Company prior to the Closing? Do I need to be actively employed to receive my annual bonus? Do I forfeit unvested equity if I leave before the Closing?

 A9: Any termination of employment ahead of the creation of New Inhibrx and the Closing will be treated in the ordinary course in accordance with the terms of the bonus plan, equity incentive plan and the equity award agreement, as applicable.

Under the plans as they currently exist, when your employment ends, you cease to be eligible to receive any unpaid bonus payments (either for 2023 or 2024) and unvested options are forfeited immediately. You would have a period of time to exercise your vested and in-the-money options consistent with our current plan.

Treatment of Inhibrx Stock and Options at Closing

Q10: I am a shareholder of Inhibrx. What am I getting in the Transaction?

A10: At the Closing, each holder of an outstanding share of Inhibrx common stock will receive the following:

1.	$30.00 per share in cash for each share of Inhibrx common stock,
2.	one (1) share of common stock of New Inhibrx for every four (4) shares of Inhibrx common stock, and
3.	A one (1) Contingent Value Right (“CVR”) for each share of Inhibrx common stock. (See Q&A 11 below for more information on the CVRs)

Q11. What is a CVR? How does it work?

A11: A CVR is a Contingent Value Right based upon the potential occurrence of a specified future right. Stockholders receiving a CVR will be eligible to receive a payment of $5.00 per CVR, contingent upon U.S. FDA approval of our INBRX-101 program currently in the clinic for the treatment of Alpha-1 antitrypsin deficiency disorder. If this milestone is achieved prior to June 30, 2027, each Inhibrx shareholder would receive a cash payment of $5.00 for each CVR issued upon Closing.

If the milestone is not achieved before June 30, 2027, the CVR expires at that date and does not have any future value.

 Q12: Remind me how stock options work?

A12: Many Inhibrx employees have stock options. Generally speaking, stock options are granted at an exercise price (typically, share price on grant date), and vest – or become exercisable (with the shares delivered in respect thereof available to sell) – on a predefined schedule. When a holder exercises vested options and sells the shares delivered upon exercise, they receive the difference, or the spread, between the exercise price at the time of grant and the price at which the shares are sold. For instance, options granted at an exercise price of $11.00 per option that are exercised, with the underlying shares sold at a price of $30.00 yields a $19.00 gain per option ($30.00 - $11.00 = $19.00). Note, the amounts in this example are calculated without considering the tax consequences of the exercise, sale and gain.

In the normal course, options are not exercisable until vested. Our Inhibrx options have a four-year vesting period with a one-year cliff, which means that nothing is vested until the first anniversary of the date of grant, at which point 25% of the option grant vests. The remaining 75% of the grant vests equally on a monthly basis over the remaining 3-year period. However, stock option vesting is sometimes accelerated in an acquisition scenario.

At the time of the Closing, all outstanding stock options will accelerate so that all options held will become fully vested. Note, this only applies to those employed at Inhibrx at the time of the Closing.

Q13: How do I know the value of my Inhibrx stock options in the Transaction?

A13: At the Closing, the vesting on all outstanding options will accelerate, as described in Q12 above and the following will occur without any action required by you (including payment of the exercise price): Options with an exercise price that is less than $30.00 (the “in-the-money options”) will be cashed out in exchange for a payment per share equal to (x) $30.00 minus (y) the option exercise price per share, subject to tax withholding. Option holders receiving such amount will also receive one CVR per share, which will entitle the holder to receive $5.00 per CVR if and only if the milestone is achieved, as described in Q11 above. Using the same example above, if you were granted options with an exercise price of $11.00/share, your pre-tax payment will be $30.00 -$11.00 = $19.00 per option share. You would also be eligible to receive an additional $5.00 per option share should the CVR milestone be achieved.

If you hold an option with an exercise price that is not in-the-money for the Closing cash payment, but would be in the money if the CVR milestone is achieved (an exercise price equal to or above $30.00 per share but less than $35.00 per share), you will not receive a payment at the Closing. However, you will still be eligible to receive a payment per share equal to (x) $35.00 (representing the sum of $30.00 paid at Closing, plus an additional $5.00 in respect of the CVR) minus (y) the option exercise price per share (in this case, between $30.00 and $35.00 per share exercise price), subject to tax withholding, if and only if the milestone described in Q11 above is achieved. For example, if you have an option with a per share exercise price equal to $32.00, your pre-tax CVR payment upon achievement of the milestone will be $35.00-$32.00 = $3.00 per option share.

Any stock options with an exercise price equal to or greater than $35.00 per option share are “underwater” for the Transaction because the exercise price of these options is higher than the aggregate Transaction consideration (the sum of $30.00 paid at Closing, plus an additional $5.00 in respect of the CVR). As a result, these underwater options will be cancelled at Closing without payment and will not be eligible for the $5.00 CVR payment.

There is a calculator on Fidelity’s website (https://nb.fidelity.com/static/mybenefits/netbenefitslogin/#/login) that will allow you to model your potential proceeds based on your outstanding grants, as well as estimate the impact of taxes. Please leverage the services provided at Fidelity for any questions specific to your option ownership.

Q14: How will my Inhibrx stock options be taxed in connection with the Transaction?

A14: Under U.S. tax law, the gross amount of any cash received in settlement of options held at Closing (whether ISOs or nonqualified options) will generally be taxable as compensation income. Please consult your tax advisor for more information on your specific circumstances.

Q15: Am I still in a blackout now that this has been announced? When will the blackout be lifted?

A15: Yes – All employees are still in a blackout until further notice. We will communicate with everyone if and when we are able to lift the blackout.

Q16: Can I change my options into stock?

A16. During a blackout, you still have the option to exercise your options, which converts them into shares. However, the shares acquired from exercise will be subject to the blackout and cannot be sold during the blackout period. Please keep in mind that if you choose to exercise your options during a blackout, you will be responsible for the cost to exercise, which is equal to the number of shares subject to the option, multiplied by the original exercise price. For instance, if you have 10,000 options that were granted with a $10.00 exercise price, you would need to pay $100,000 in order to exercise those options (and then would be required to hold the shares delivered upon exercise). At the Closing, you would receive the full $30.00 per share in cash (rather than the spread since you already paid the corresponding exercise price), a CVR for $5.00/share and a 0.25 share in New Inhibrx (as described in Q10 above). Only whole shares of New Inhibrx will be issued, so if you are due to receive a fractional share, you will receive cash in lieu of such fractional share. This cash will be paid by the stock transfer agent after all fractional shares have been aggregated and sold on the open market following the Closing.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements about [Serval’s] proposed acquisition of the Company and the Company’s related spin-off of the assets and liabilities associated with INBRX-105, INBRX-106 and INBRX-109, which involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by the Company’s shareholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the integration of the Company and [Serval] will be more difficult, time consuming or costly than expected; risks and costs relating to the separation of the assets and liabilities associated with INBRX-105, INBRX-106 and INBRX-109 and the consummation of the spin-off in the anticipated timeframe or at all; changes to the configuration of the INBRX-105, INBRX-106 and INBRX-109 businesses included in the separation if implemented; disruption from the transaction making it more difficult to maintain business and operational relationships; risks related to diverting management’s attention from the Company’s ongoing business operation; negative effects of this announcement or the consummation of the proposed transaction on the market price of the Company’s shares of common stock and/or operating results; significant transaction costs; risks associated with the discovery of unknown liabilities prior to or after the closing of the proposed transactions; the risk of litigation and/or regulatory actions related to the proposed transactions or the Company’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; the conflicts in the Ukraine and the Middle East; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals. Important factors, risks and uncertainties that could cause actual results to differ materially from such forward looking statements also include but are not limited to the initiation, timing, progress and results of the Company’s research and development programs as well as the Company’s preclinical studies and clinical trials; the Company’s ability to advance therapeutic candidates into, and successfully complete, clinical trials; the Company’s interpretation of initial, interim or preliminary data from the Company’s clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals, including whether any product candidate, receives approval from the FDA, or similar regulatory authority, for an accelerated approval process; the commercialization of the Company’s therapeutic candidates, if approved; the pricing, coverage and reimbursement of the Company’s therapeutic candidates, if approved; the Company’s ability to utilize the Company’s technology platform to generate and advance additional therapeutic candidates; the implementation of the Company’s business model and strategic plans for the Company’s business and therapeutic candidates; the Company’s ability to successfully manufacture the Company’s therapeutic candidates for clinical trials and commercial use, if approved; the Company’s ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection the Company is able to establish and maintain for intellectual property rights covering the Company’s therapeutic candidates; the Company’s ability to enter into strategic partnerships and the potential benefits of such partnerships; the Company’s estimates regarding expenses, capital requirements and needs for additional financing; the ability to raise funds needed to satisfy the Company’s capital requirements, which may depend on financial, economic and market conditions and other factors, over which the Company may have no or limited control; the Company’s financial performance; the Company’s and the Company’s third party partners’ and service providers’ ability to continue operations and advance the Company’s therapeutic candidates through clinical trials and the ability of the Company’s third party manufacturers to provide the required raw materials, antibodies and other biologics for the Company’s preclinical research and clinical trials in light of current market conditions or any pandemics, regional conflicts, sanctions, labor conditions, geopolitical events, natural disasters or extreme weather events; the ability to retain the continued service of the Company’s key professionals and to identify, hire and retain additional qualified professionals; and developments relating to the Company’s competitors and the Company’s industry.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business described in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections of its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”), all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.

Additional Information and Where to Find It

In connection with the proposed acquisition, the Company will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed acquisition. The definitive proxy statement will be mailed to the Company’s shareholders in connection with the proposed acquisition. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at the Company’s shareholder meeting to approve the proposed acquisition or other responses in relation to the proposed acquisition should be made only on the basis of the information contained in the Company’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on the Company’s website at https://www.inhibrx.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

The Company, its respective directors and certain of their respective executive officers may be deemed to be “participants” (as defined under Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from shareholders of the Company with respect to the potential transaction. Information about the identity of Company’s (i) directors is set forth in the section entitled “Our Board of Directors” on page 11 of Company’s proxy statement on Schedule 14A filed with the SEC on April 13, 2023 (the “2023 Proxy”) (and available here) and (ii) executive officers is set forth in the section entitled “Our Executive Officers” on page 14 of the 2023 Proxy (and available here). Information about the compensation of Company’s non-employee directors is set forth in the section entitled “Non-Employee Director Compensation Policy” starting on page 16 of the 2023 Proxy (and available here). Information about the compensation of Company’s named executive officers is set forth in the section entitled “Executive Compensation” starting on page 18 of the 2023 Proxy (and available here). Transactions with related persons (as defined in Item 404 of Regulation S-K promulgated under the Securities Act of 1933) are disclosed in the section entitled “Certain Relationships and Related Party Transactions” on page 31 of the 2023 Proxy (and available here). Information about the beneficial ownership of Company securities by Company’s directors and named executive officers is set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” starting on page 28 of the 2023 Proxy (and available here).

Any change of the holdings of the Company’s securities by its directors or executive officers from the amounts set forth in the 2023 Proxy have been reflected in the following Statements of Beneficial Ownership on Form 4 filed with the SEC: Form 4, filed by Kayyem Jon Faiz, with the filing of the Company on May 30, 2023; Form 4, filed by Manhard Kimberly, with the filing of the Company on May 30, 2023; Form 4, filed by Vuori Kristiina MD, with the filing of the Company on May 30, 2023; and Form 4, filed by Forsyth Douglas, with the filing of the Company on May 30, 2023. As of [Date], 2024, each of the “participants” set forth below “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) less than 1% of shares of common stock, par value $0.0001 share, of the Company.

Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the proposed acquisition when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.inhibrx.com.